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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*



                            Payless ShoeSource, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    704379106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 26, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which
this Schedule is filed:        [ ]  Rule 13d-1(b)
                               [X]  Rule 13d-1(c)
                               [ ]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                  SCHEDULE 13G


---------------------                                     ---------------------
CUSIP No. - 704379106                                      Page 2 of 8 Pages
---------------------                                     ---------------------

--------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                ESL Partners, L.P., a Delaware limited partnership
                22-2875193
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [X]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
      3      SEC USE ONLY

--------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OR ORGANIZATION

                Delaware
--------------------------------------------------------------------------------
                      5      SOLE VOTING POWER
  NUMBER OF                     2,541,747
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         6      SHARED VOTING POWER
   OWNED BY                     0
    EACH              ----------------------------------------------------------
  REPORTING           7      SOLE DISPOSITIVE POWER
   PERSON                       2,541,747
    WITH              ----------------------------------------------------------
                      8      SHARED DISPOSITIVE POWER
                                0
--------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               3,246,700
--------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES                                                          [ ]
--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               10.45%
--------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON
               PN
--------------------------------------------------------------------------------

---------------------                                     ---------------------
CUSIP No. - 704379106                                      Page 3 of 8 Pages
---------------------                                     ---------------------


--------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                ESL Limited, a Bermuda corporation
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [X]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
      3      SEC USE ONLY

--------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OR ORGANIZATION

                Bermuda
--------------------------------------------------------------------------------
                      5      SOLE VOTING POWER
  NUMBER OF                     622,774
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         6      SHARED VOTING POWER
   OWNED BY                     0
    EACH              ----------------------------------------------------------
  REPORTING           7      SOLE DISPOSITIVE POWER
   PERSON                       622,774
    WITH              ----------------------------------------------------------
                      8      SHARED DISPOSITIVE POWER
                                0
--------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               3,246,700
--------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES                                                          [ ]
--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               10.45%
--------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON
               CO
--------------------------------------------------------------------------------

---------------------                                     ---------------------
CUSIP No. - 704379106                                      Page 4 of 8 Pages
---------------------                                     ---------------------

--------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                ESL Institutional Partners, L.P., a Delaware limited partnership
                06-1456821
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [X]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
      3      SEC USE ONLY

--------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OR ORGANIZATION

                Delaware
--------------------------------------------------------------------------------
                      5      SOLE VOTING POWER
  NUMBER OF                     82,179
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         6      SHARED VOTING POWER
   OWNED BY                     0
    EACH              ----------------------------------------------------------
  REPORTING           7      SOLE DISPOSITIVE POWER
   PERSON                       82,179
    WITH              ----------------------------------------------------------
                      8      SHARED DISPOSITIVE POWER
                                0
--------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               3,246,700
--------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES                                                          [ ]
--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               10.45%
--------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON
               PN
--------------------------------------------------------------------------------

                                                              -----------------
                                                              Page 5 of 8 Pages
                                                              -----------------

Item 1(a)         Name of Issuer:

                  Payless ShoeSource, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  3231 Southeast Sixth Street
                  Topeka, Kansas 66607-2207

Item 2(a)         Names of Persons Filing:

                  ESL Partners, L.P.
                  ESL Limited
                  ESL Institutional Partners, L.P.

Item 2(b)         Addresses of Principal Business Offices:

                  ESL Partners, L.P. and ESL Institutional Partners, L.P.:
                  One Lafayette Place
                  Greenwich, CT 06830

                  ESL Limited
                  Hemisphere House
                  9 Church Street
                  Hamilton, Bermuda

Item 2(c)         Citizenship:

                  ESL Partners, L.P. -- Delaware
                  ESL Limited -- Bermuda
                  ESL Institutional Partners, L.P. -- Delaware

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $.01 per share

Item 2(e)         CUSIP Number:

                  704379106

                                                              -----------------
                                                              Page 6 of 8 Pages
                                                              -----------------

Item 3         Status of Persons Filing:

               (a) [ ] Broker or dealer registered under section 15 of the Act
                       (15 U.S.C. 78o);

               (b) [ ] Bank as defined in section 3(a)(6) of the Act
                       (15 U.S.C. 78c);

               (c) [ ] Insurance company as defined in section 3(a)(19) of the
                       Act (15 U.S.C. 78c);

               (d) [ ] Investment company registered under section 8 of the
                       Investment Company Act of 1940 (15 U.S.C. 80a-8);

               (e) [ ] An investment adviser in accordance with
                       Section 240.13d-1(b)(1)(ii)(E);

               (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

               (g) [ ] A parent holding company or control person in accordance with Section 240.13d- 1(b)(1)(ii)(G);

               (h) [ ] A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act (12 U.S.C. 1813);

               (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

               (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4         Ownership:

               (a) Amount Beneficially Owned: 3,246,700 shares of Common Stock, par value $.01 per share.

                   This statement is filed on behalf of a group consisting of ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), and ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional"). The general partner of ESL is RBS Partners, L.P. (the "General Partner"). The general partner of the General Partner of ESL is ESL Investments, Inc., a Delaware corporation. ESL Investment Management, LLC, a Delaware limited liability company ("ESLIM"), is the investment manager of Limited. RBS Investment Management, LLC, a Delaware limited liability company ("RBSIM") is the general partner of Institutional. In the aforementioned capacities, ESL, Limited, and Institutional each may be deemed to be the beneficial owner of the shares of Payless ShoeSource, Inc. common stock beneficially owned by the other members of the group.

                   As of October 29, 1999, (i) ESL was the record owner of 2,541,747 shares of common stock of Payless ShoeSource, Inc.; (ii) Limited was the record owner of 622,774 shares of common stock of Payless ShoeSource, Inc.; and (iii) Institutional was the record owner of 82,179 shares of common stock of Payless ShoeSource, Inc.

               (b) Percent of Class: 10.45%.

                                                              -----------------
                                                              Page 7 of 8 Pages
                                                              -----------------

               (c) Number of shares as to which each person has:

                   (i)   sole power to vote or to direct the vote:

                              See Item 5 of each cover page.

                   (ii)  shared power to vote or to direct the vote: 0.

                   (iii) sole power to dispose or to direct the disposition of:

                              See Item 7 of each cover page.

                   (iv) shared power to dispose or to direct the disposition of: 0.

Item 5         Ownership of 5% or Less of a Class:

               Not applicable.

Item 6         Ownership of More than 5% on Behalf of Another Person:

               Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By The Parent Holding
               Company:

               Not applicable

Item 8         Identification and Classification of Members of the Group:

               See Item 4(a).

Item 9         Notice of Dissolution of Group:

               Not applicable

Item 10        Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                              -----------------
                                                              Page 8 of 8 Pages
                                                              -----------------


                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 29, 1999


                               ESL PARTNERS, L.P.

                               By:  RBS Partners, L.P., its general partner
                               By:  ESL Investments, Inc., its general partner

                                    By:  /s/ EDWARD S. LAMPERT
                                        ----------------------------------------
                                             Edward S. Lampert
                                             Chairman

                               ESL LIMITED

                               By:  ESL Investment Management, LLC,
                                    its investment manager

                                    By:  /s/ EDWARD S. LAMPERT
                                        ----------------------------------------
                                             Edward S. Lampert
                                             Managing Member

                               ESL INSTITUTIONAL PARTNERS, L.P.

                               By: RBS Investment Management, LLC, its general partner

                                    By:  /s/ EDWARD S. LAMPERT
                                        ----------------------------------------
                                             Edward S. Lampert
                                             Managing Member

                                    EXHIBITS

Exhibit 1 Joint Filing Agreement, dated as of August 23, 1999, entered into by and among ESL Partners, L.P., ESL Limited, and ESL Institutional Partners, L.P. (incorporated by reference from the Schedule 13G of ESL Partners, L.P., ESL Limited and ESL Institutional Partners, L.P. filed as of August 23, 1999).